Exhibit 6.5

BRAND PURCHASE AGREEMENT

THIS BRAND PURCHASE AGREEMENT (“Agreement”) is entered into as of the 15th day of January, 2023 (the “Execution Date”), by and between Elite Beverage International, Inc., a corporation organized and existing under the laws of California with offices at 970 No. Tustin Ave., Suite 100, Anaheim, CA 92807 (“SELLER”), on its own behalf and on behalf of its Affiliates and Stellar Spirits and Wines, Inc., a corporation organized and existing under the laws of California with offices at Anaheim, California (“PURCHASER”) and. PURCHASER and SELLER may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, SELLER is a California based producer, importer, distributor and marketer of premium brand spirits with a specialty with tequila (collectively, the “Products”); and

WHEREAS, PURCHASER wishes to acquire, and SELLER wishes to sell to Purchaser, at the Closing (as defined below) the Brand (as hereinafter defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable considerations, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS

1.1.	“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

1.2.	“Applicable Laws” means all applicable laws, statutes, rules, regulations and guidelines, including, without limitation, all good manufacturing practices and all applicable standards or guidelines promulgated by the appropriate Regulatory Authority.

1.3.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by law to remain closed.
1.4.	“Brand” has the meaning provided in Section 2.1.

1.5.	“Brand Consideration” shall mean an amount, not to exceed $400,000,000, based upon a valuation to be made on behalf of Seller, to be paid as an earn out to be based upon criteria to be determined by the Parties.
1.6.	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7.	“Calendar Year” means any twelve (12) month period commencing on January 1.

1.8.	“Closing” has the meaning provided in Section 2.6.1.

1.9.	“Closing Date” has the meaning provided in Section 2.6.1.

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2.0.	“Commercialize” or “Commercialization” means to manufacture for sale, market, promote, distribute, and seU.

1.11.	“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product, that level of efforts and resources commonly dedicated in the research based pharmaceutical premium brand sports industry by a company to the development of commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.

1.12.	“Control” or “Controlled” means, with respect to any Intellectual Property Rights, material or document, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights, or to provide or provide access to such material or document, to the other Party without breaching the terms of any agreement with a Third Party.

1.13.	“Financing Conditions” means confirmation (1) that PURCHASER has issued and sold equity securities resulting in gross proceeds to PURCHASER of at least $5 million, and (2) that the net worth of the PURCHASER immediately following such financing shall be at least $2.5 million. To satisfy the Financing Condition, PURCHASER shall provide SELLER with a Balance Sheet, certified by PURCHASER’s President or Chief Financial Officer, and such other evidence as SELLER may reasonably request.

1.14.	“GAAP” means the generally accepted accounting principles in the United States, consistently applied.

1.15.	“Intellectual Property Rights” means all trade secrets, copyrights, patents and other patent rights, Trademarks, moral rights, know-how and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.16.	“Know-How” means all confidential and proprietary information and data Controlled by any other confidential and proprietary information and data Controller by SELLER.
1.17.	“Licensed Technology” means collectively, the Patent Rights and Know-How.

1.18.	“Patents” means (a) unexpired letters patent (including without limitation inventor’s certificates), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, addition, renewal, supplemental protection certificate or inventor’s certificate, and (b) pending applications for letters patent, including without limitation any continuation, divisional, or continuation-in-part thereof, and any provisional or non-provisional applications, and (c) all foreign or international equivalents of any of the foregoing in any country.

1.19.	Reserved.

1.20.	“Patents Rights” means all Patents that are controlled by Seller as of the Execution Date or the Closing Date and are controlled by SELLER or its Affiliates during the term of this Agreement. The Patent Rights existing as of the Execution Date are set forth on Schedule A, which shall be updated from time to time, at least annually, to identify any new Patents or any changes in the status of Patents.

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1.21.	“Person” means an individual, corporation, partnership, Limited Liability Company, trust, business trust, association, Joint Stock Company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.22.	“Product” means all products sold under the Brand.

1.23.	“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Product in such country or jurisdiction.

1.24.	“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for a Product in the Territory.

1.25.	“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.26.	“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period commencing on the First Commercial Sale of the Product in such country and expiring upon the expiration or abandonment of the last Valid Claim of the Patent Rights which covers Use of the Product in such country.

1.27.	“Territory” means worldwide.

1.28.	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.29.	“Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and un-appealable or unreversed and un-appealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith, has not been pending for more than 5 years and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2.	BRAND PURCHASE, LICENSE GRANT; CLOSING.

2.1.	Brand Purchase.

2.1.1 The Brand is defined as the COMISARIO Brand which shall include all alcoholic beverages (except beers); Anise (liqueur); anisette (liqueur); aperitifs; alcoholic beverages containing fruit; alcoholic beverages; except beer; bitters; brandy; cider; cocktails; curacao; digesters (liqueurs and spirits); distilled beverages; alcoholic essences; alcoholic extracts; fruit extracts, alcoholic; gin; kirsch; liqueurs; perry; piquette; pre-mixed alcoholic beverages, other than beer-based; rice alcohol; rum; spirits (beverages); vodka; whisky; wine; alcoholic beverages made from the agave tequilana weber blue variety; distilled blue agave liquor.

2.2.1. Upon execution hereof, Purchaser shall be deemed to have acquired the Brand as defined in Section 2.1.1 hereof with payment therefore in accordance with the provisions of the Brand Consideration.

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2.2.	Closing.

2.2.1.        Generally. The licenses granted pursuant to Section 2.1 shall become effective (the “Closing”) as of the date (the “Closing Date”) on which the satisfaction or waiver of each of the conditions set forth in Sections 2.2.2 and 2.2.3 has occurred. If the Closing does not occur within five [5] days of the Execution Date, this Agreement shall terminate effective as of the end of such period.

2.2.2.        SELLER Closing Condition. The obligations of SELLER to consummate the transactions contemplated by this Agreement, are conditioned upon satisfaction of the Financing Condition and SELLER’s receipt of written notice thereof from PURCHASER; provided that SELLER may waive such condition. Following such satisfaction and receipt of written notice (or SELLER’s waiver of such condition), SELLER will provide to PURCHASER written confirmation (the “SELLER Confirmation”) that the representations and warranties of SELLER contained in Sections 10.1 are true and correct in all material respects as of the date of such confirmation as if made on the date of such confirmation; provided that such written confirmation may include exceptions (“Exceptions”) to such representations and warranties if applicable (which Exceptions, for clarity, if deemed accepted by PURCHASER pursuant to Section 2.2.3, will then apply to such representations and warranties of SELLER herein made both as of the Execution Date and the Closing Date).

2.2.3.        Purchaser Closing Condition. The obligations of PURCHASER to consummate the transactions contemplated by this Agreement, including the licenses granted pursuant to Section 2.1, are conditioned upon SELLER providing the SELLER Confirmation (as defined in Section 2.2.2) without Exceptions to PURCHASER; provided that if SELLER provides the SELLER Confirmation with Exceptions to PURCHASER, PURCHASER may waive such condition by written notice to SELLER. If PURCHASER so waives the above condition, PURCHASER shall be deemed to have accepted the Exceptions, and SELLER’s representations and warranties under Section 9.1 and 9.2 shall be deemed modified by the Exceptions both as of the Execution Date and as of the Closing Date.

2.2.4.        Financing Condition. PURCHASER will use commercially reasonable efforts to satisfy the Financing Condition in as short a time as practicable, and provide SELLER prompt written notice thereof. PURCHASER will provide SELLER with weekly updates regarding its progress towards satisfying this Financing Condition.

3.	DEVELOPMENT, COMMERCIALIZATION, REGULATORY, MANUFACTURING, GOVERNANCE COMMITTEE AND REPORTS.

3.1.	Development.

3.1.1.        General Diligence. PURCHASER shall itself, or through its Affiliates or sub-Purchasers, use Commercially Reasonable Efforts to Develop Products in each Major Market Country and each other country in which PURCHASER determines that Development of Products would fall within Commercially . Reasonable Efforts to Develop Products. Such Development activities shall include without limitation, and without limiting the generality of the foregoing, those set forth in the Development plan attached to this Agreement as Schedule D (as the same may be modified from time to time by PURCHASER, as delivered in writing to SELLER, the “Development Plan”). The Parties acknowledge that under appropriate circumstances it may fall within Commercially Reasonable Efforts in Developing Products for PURCHASER to decide not to advance to the next stage of Development depending on the outcomes of prior stages of Development. Subject to Section 3.1.2 below, the Parties further acknowledge that under appropriate circumstances it may fall within Commercially Reasonable Efforts in Developing Products for PURCHASER to decide to terminate or wind down a clinical trial.

3.1.2.        PURCHASER will undertake the activities described in this Section 3.1 at its sole expense. Subject to its obligations under this Section 3.1 and Section 3.3, PURCHASER shall have sole decision making authority with respect to such activities.

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3.2.	Commercialization. PURCHASER shall itself, or through its Affiliates, use Commercially Reasonable Efforts to Commercialize the Product in each Major Market Country after obtaining Regulatory Approval of Products in such country, and each other country in which PURCHASER determines that Commercialization of Products would fall within Commercially reasonable Efforts to Commercialize Products, after obtaining Regulatory Approval of Products in such country. PURCHASER will undertake such activities at the sole expense of PURCHASER, its Affiliates, and subject to the foregoing diligence obligations, PURCHASER will have sole decision making authority with respect to such activities. The Parties acknowledge that under appropriate circumstances it may fall within Commercially Reasonable Efforts in Commercializing Products for PURCHASER to decide not to advance to the next stage of Commercialization depending on the outcomes of prior stages of Commercialization.
3.3.	Regulatory Vigilance.

3.3.1. In connection with its efforts to Develop Products, as between the Parties, PURCHASER shall bear all responsibility (subject to Sections 3) and expense for filing Regulatory Filings in PURCHASER’s name and obtaining Regulatory Approval for Products.

3.4.	Governance Committee and Reports.

3.4.1.        The Parties will establish a joint governance committee to provide advice and input with respect to Development and Commercialization plans and activities relating to Products and to review the progress of such activities (the “Governance Committee”). The Governance Committee will have an equal number of representatives from each Party, provided that PURCHASER will have final decision making authority with respect to matters before the committee (subject to PURCHASER’s commitments and obligations under the Agreement). The Governance Committee will meet at least once per year or more frequently as agreed-upon by the Parties. Upon the request of a Party’s representative on the Governance Committee, subject to the other Party’s prior consent (not to be unreasonably withheld or delayed), other personnel from such Party may attend and participate in such meetings. SELLER’s participation in the Governance Committee is a right and not an obligation; provided that in the event that SELLER elects not to participate in such committee, PURCHASER shall have the right to proceed with decision-making with respect to such committee at its sole discretion.

3.4.2.        PURCHASER shall provide SELLER a written report in reasonable detail regarding LICENSEE’s progress in Development and Commercialization of each Product, including a summary of activities conducted, significant events or milestones achieved, and data obtained since the last report, and other activities under this Section 3. With respect to each Product, PURCHASER will deliver such report (a) within [30) after each June 30 and December 31 prior to the initial sale date for such Product, and (b) within [30) days after the end of each Calendar Quarter thereafter.

4.	PAYMENT TERMS [Reserved]

5.	RECORDS; AUDIT RIGHTS
5.1.	Relevant Records.

5.1.1         Relevant Records. PURCHASER shall keep, and shall cause its Affiliates and sub-Purchaser to keep accurate financial books and records pertaining to: PURCHASER’s and its Affiliates’ and sub-Purchasers’ sales of Products, including any and all calculations of payments due to SELLER hereunder, (collectively, “Relevant Records”). ·PURCHASER Affiliates and sub licenses shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) three (3) years following expiration or termination of this Agreement. PURCHASER shall require its sub-Purchasers to provide to PURCHASER copies of all Relevant Records relating to such sub-Purchasers’ sale of Products as necessary to allow SELLER to review such Relevant Records when conducting an audit of PURCHASER pursuant to Section 5.1.2.

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5.1.2.       Audit Request. SELLER shall have the right during the term and for three (3) years thereafter to engage, at its own expense, as independent auditor reasonably acceptable to PURCHASER to examine the Relevant Records in PURCHASER’s or its Affiliates’ possession from time-to-time, but no more frequently than once every twelve (12) months, as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least fifteen (15) Business Days in advance, and shall be conducted during PURCHASER’s (or its Affiliate’s, as applicable) business operations.

5.1.3.        Audit Fees and Expenses. SELLER shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals and underpayment by PURCHASER of more than [$25,000) as to the period subject to the audit, PURCHASER shall reimburse SELLER for any reasonable and documented out-of-pocket costs and expenses of the audit within [60 days] after receipt of written notice thereof.

5.1.4.       Payment of Deficiency. If any audit establishes that PURCHASER underpaid any amounts due to SELLER under this Agreement, then PURCHASER shall pay SELLER any such deficiency with [60 days] after receipt of written notice thereof. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 4.1.5. If any audit establishes that PURCHASER overpaid any amounts due to SELLER under this Agreement, then PURCHASER shall be entitled to take a credit against future amounts becoming due to SELLER equal to the overpaid amount.

6.	INTELLECTUAL PROPERTY RIGHTS
6.1.	Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned by, or licenses or sublicensed to, such Party prior to or independent of this Agreement.

6.2.	Ownership of Inventions and Intellectual Property Rights.

6.2.1.	“Inventions” means any and all inventions (whether or not patentable), that are conceived during the term of and in the course of activities conducted pursuant to this Agreement by one or more employees, Affiliates, sub-Purchasers or independent contractors of SELLER and/or PURCHASER.

6.2.2.	Inventor ship of Inventions shall be determined in accordance with the rules and regulations of the U.S. Patent and Trademark Office. All Inventions made solely by employees, agents and independent contractors of SELLER or its Affiliates and all Intellectual Property Rights therein, shall be owned solely by SELLER (“SELLER Inventions”). All Inventions made solely by employees, agents and independent contractors of PURCHASER or its Affiliates or sub-Purchasers, and all Intellectual Property Rights therein, shall be owned, as between the Parties, solely by PURCHASER (“Purchaser Inventions”). All Inventions made jointly by employees, agents and independent contractors of each Party or its Affiliates or sublicenses (as applicable), and all Intellectual Property Rights therein, shall be owned jointly by the Parties such that each Party shall have an undivided interest therein (“Joint Inventions”). All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patent Rights”. Except to the extent either Party is restricted by the licenses granted to the other Party and covenants set forth herein, each Party shall be entitled to practice and exploit the Joint Inventions without any duty of accounting or obligation to seek consent from the other Party with respect thereto.

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6.3.	Further Actions; Developed IP. Each Party shall, and shall cause its sub-Purchasers and Affiliates, and all independent contractors, employees and agents of such Party, to cooperate with the other Party and take all reasonable actions and execute such agreements, declarations, assignments, legal instruments and documents as may be reasonable required to perfect the other Party’s right, title and interest in and to Inventions, and Patents thereon, and other Intellectual Property Rights as set forth in Section 6.2.2. Each Party shall also include provisions in its relevant agreements with Third Parties that affect the intent of this Section 6.3. Licenses Inventions and PURCHASER’s interest in Joint Inventions and all Intellectual Property Rights therein, that are related to any Compound or Product shall be “Developed IP.”
6.4	Patent Prosecution and Maintenance.

6.4.1.	PURCHASER shall be responsible for filing, prosecuting (including in connection with any reexamination, oppositions and the like) and maintaining the Patent Rights in the Territory. PURCHASER shall file, prosecute and maintain the Patent Rights using qualified outside patent counsel and foreign patent associates selected by PURCHASER; provided that PURCHASER identifies such counsel for SELLER in advance and SELLER consents to such counsel (such consent not to be unreasonably withheld or delayed). PURCHASER shall be responsible for all costs and expenses in connection with such filing, prosecution and maintenance; provided that if PURCHASER intends to abandon, or not file a patent application included in, any of the Patent Rights in any given country for any purposes, PURCHASER shall provide SELLER with a written notice of such intent at least (30 days) in advance of the relevant deadline. In such case: (a) SELLER will provide a written response to PURCHASER at least 10 days in advance of the relevant deadline if SELLER wishes, or wishes to allow a Third Party to, file, prosecute and maintain (in its sole discretion) such Patent Right in such country; (b) if SELLER provides the affirmative notice under clause (a) above, the PURCHASER shall promptly provide all files related to filing, prosecuting and maintaining such Patent Right to counsel designated by SELLER; and (c) upon completion of the transfer of such files under clause (b), PURCHASER shall no longer be responsible for the costs and expenses relating to filing, prosecuting and maintaining (as applicable) such Patent Right in such country.

6.4.2.	PURCHASER shall provide SELLER with material correspondence with each of the patent office’s pertaining to PURCHASER’s prosecution of the Patent Rights. Upon the written request of SELLER, PURCHASER shall provide SELLER with draft copies of all filings and relevant documentation (to the extent not previously submitted to and reviewed by SELLER) relating to a Patent Rights at least 30 days prior to the required submission date and shall not file or submit any such filing or documentation until PURCHASER has received comments on such filing and documentation from SELLER and considered any proposed comments to such filings and documentations in good faith, provided that PURCHASER may file or submit such filings or documentation without considering SELLER’s comments if PURCHASER has not received any comments from SELLER at least 10 days prior to the required submission date.

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6.4.3.	PURCHASER shall have the first right, but not the obligation, to prepare, file, prosecute and maintain any Joint Patent Right that is not a Patent Right, in each case throughout the world, using patent counsel that is reasonably acceptable to SELLER. If PURCHASER declines to exercise its first right, SELLER shall have the right (but not the obligation) to prepare, file, prosecute and maintain such Joint Patent Right, in each case throughout the world. The Party that at the time exercises the right to prepare, file, prosecute and maintain such a Joint Patent Right may be referenced as the “Controlling Party” below with respect thereto and the other Party may be referenced as the “Other Party” below with respect thereto. The Controlling Party shall give the Other Party an opportunity to review the text of any patent application with respect to such Joint Patent Right at least 30 days before filing and shall consider the Other Party’s comments in good faith. The Controlling Party shall supply the Other Party with a copy of the patent application as filed, together with notice of its filing date and serial number. To the extent it is Controlling Party for such Joint Patent Rights, PURCHASER shall follow the patent prosecution practice described in Sections 6.4.1 and 6.4.2. The Other Party shall reimburse the Controlling Party for fifty percent (50%) of the costs incurred by the Controlling Party in preparing, filing, prosecuting and maintaining any such Joint Patent Right, which reimbursement will be made pursuant to invoices submitted by the Controlling Party to the Other Party no more often than once per Calendar Quarter; provided that, for clarity, PURCHASER shall be responsible for all such costs for any Joint Patent Right that is also a Patent Right. If either Party (the “Declining Party”) at any time declines to share in the costs of filing, prosecuting and maintaining any such Joint Patent Right, on a country by country basis, the Declining Party shall provide the other Party (the “Continuing Party”) with [30 day] prior written notice to such effect, in which event, (i) the Declining Party shall have no responsibility for any expenses incurred in connection with such Joint Patent Right after the end of such [30 day] period, (ii) if the Continuing Party elects to continue prosecution or maintenance, the Declining Party, upon the Continuing Party’s request, shall execute such documents and perform such acts, at the Continuing Party’s expense, as may be reasonably necessary to assign to the Continuing Party all of the Declining Party’s right, title and interest in and to such Joint Patent Right, with such Joint Patent Right automatically ceasing to be a Joint Patent Right and becoming the patent right solely of the Continuing Party as of the date of such written notice from the Declining Party, and (iii) for clarity, if the Declining Party is PURCHASER and such Joint Patent Right would otherwise thereafter be a Patent Right or Future Patent Right, then shall revert to SELLER.

7.	ACTUAL OR THREATENED INFRINGEMENT, DISCLOSURE OR MISAPPROPRIATION; DEFENSE ACTIONS; ORANGE BOOK LISTING; AND PATENT TERM EXTENSION
7.1	Notice. Each Party will promptly notify the other Party in writing of (a) any actual or threatened infringement, misappropriation, other violation, or challenge to the validity, scope or enforceability by a Third Party or any Licensed Technology in the Territory of which it becomes aware (“Third Party Infringement”) and (b) any allegation by a Third Party that any Intellectual Property Right owned by it is infringed, misappropriated, or otherwise violated by the Development, Commercialization, and/or Use of any Product of which it becomes aware (“Defense Action”).

7.2

License Control. PURCHASER shall have the first right (but not the obligation), at its own expense, ti control enforcement of the Licensed Technology against any Third Party Infringement. Prior to commencing involvement in any such suit, action or proceeding, PURCHASER shall consult with SELLER and shall consider SELLER’s timely recommendations regarding the proposed suit, action or proceeding, except to the extent delay may reasonably result in the loss of rights by or otherwise adversely impact PURCHASER or SELLER. PURCHASER shall give SELLER timely notice of any proposed settlement of any such suit, action or proceeding that PURCHASER controls and PURCHASER shall not settle, stipulate to any facts or make any admission with respect to any Third Party Infringement without SELLER’s prior written consent (not to be unreasonably withheld) if such settlement, stipulation or admission would: (a) adversely affect the validity, enforceability or scope, or admit non-infringement, of any of the Licensed Technology; (b) give rise to liability of SELLER or its Affiliates; (c) grant to a Third Party a license or covenant not to sue under, or with respect to, any Intellectual Property Rights Controlled by SELLER or its Affiliates (other than as expressly provided for in this Agreement with respect to PURCHASER’s rights to sublicense the Licensed Technology); or (d) otherwise impair SELLER’s or any of its Affiliates’ rights in any Licensed Technology or SELLER’s or any of its Affiliates’ rights in this Agreement.

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7.3	SELLER Control. SELLER shall have the right (but not the obligation) to control enforcement of the Licensed Technology against any Third Party Infringement if PURCHASER provides SELLER with written notice that it is not exercising its right to control such enforcement, or if PURCHASER fails to initiate or file the relevant response to (as applicable), a suit, action or proceeding with respect to such Third Party Infringement prior to or upon the earlier of: (a) expiration of the [10 days] prior to the deadline for filing, or filing the applicable response to (as applicable), such suit, action or proceeding (including suits, actions or proceedings based on a Third Party’s filling of a Paragraph IV Certification under 21 CFR §314.94(a)(12)(i)(A)(4))).

7.4	Rights of Non-Controlling Party. Notwithstanding anything to the contrary herein, the Party that is not controlling the suit, action or proceeding pertaining to enforcement of the Licensed Technology against Third Party Infringement as described in this Section 8 shall join as a party to such suit, action or proceeding upon the reasonable request and expense of the Party controlling such action if necessary for standing purposes. The Party that is not controlling such a suit, action or proceeding shall have the right to be represented by counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice and at its own expense (subject to Section 7.5) in any such suit, action or proceeding.

7.5	Recoveries. Any and all recoveries resulting from a suit, action or proceeding relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s costs and expenses in connection with such suit, action or proceeding, with any remaining recoveries (the “Remaining Recoveries”) allocated (i) if the controlling Party is PURCHASER, PURCHASER gets 75%, 25% to SELLER, and (ii) if the controlling Party is SELLER. SELLER gets 75%, PURCHASER 25%.

7.6	Defense. Upon PURCHASER’s request, SELLER will reasonably cooperate with PURCHASER, at PURCHASER’s expense, to the extent necessary to defend PURCHASER or any Affiliate or sub-Purchaser of PURCHASER in a Defense Action in which the claim of infringement, misappropriation or other violation is directed at PURCHASER’s or its sub-Purchaser’s Use of a Compound (as such Compound exists as of the Execution Date) or the Know-How (in accordance with Section 2). PURCHASER shall have all authority with respect to any Defense Action, including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action, or proceeding; provided that PURCHASER shall keep SELLER timely informed of the proceedings and filings, and provide SELLER with copies of all communications pertaining to each Defense Action and PURCHASER shall not settle, stipulate to any facts or make any admission with respect to any Defense Action without SELLER’s prior written consent if such settlement, stipulation or admission would: (a) adversely affect the validity, enforceability or scope, or admit non-infringement, of any of the Licensed Technology; (b) give rise to liability of SELLER or its Affiliates; (c) grant to a Third Party a license or covenant not to sue under, or with respect to, any Intellectual Property Rights Controlled by SELLER or its Affiliates, other than as expressly provided for in this Agreement with respect to PURCHASER’s rights to sublicense the Licensed Technology; or (d) otherwise impair SELLER’s or any of its Affiliates’ rights in any Licensed Technology or SELLER’s or any of its Affiliates’ rights in this Agreement.

7.7	Patent Term Extension. PURCHASER shall notify SELLER of the date of Regulatory Approval of a Product by the relevant Regulatory Authority. PURCHASER shall have the right to prepare and file, or to cause SELLER to prepare and file (at PURCHASER’s request and expense), a patent term extension or supplementary protection certificate application upon Regulatory Approval of such Product. At PURCHASER’s request and expense, SELLER shall provide to PURCHASER for inclusion in such filing any information not in PURCHASER’s possession relating to the regulatory timeline, diligence and regulatory period calculations required as part of the application to complete such application(s), and otherwise reasonably cooperate in any other matters related to preparation or filing of the application(s) therefor to make such filing within the applicable time period.

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8.	CONFIDENTIALITY

8.1.	Definition. “Confidential Information” means the terms and provisions of this Agreement and other proprietary information and data of a financial, commercial or technical nature (including such information or data or relating to a Third Party) that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, which are disclosed, whether orally, visually or in writing. All Know-How shall be considered SELLER’s Confidential Information.
8.2.	Obligations. During the terms of this Agreement and for five (5) years thereafter, the receiving Party will (a) protect all Confidential Information of the disclosing Party against unauthorized disclosure to Third Parties, and (b) not use the Confidential Information of the disclosing Party except as permitted by or in furtherance of exercising rights or carrying out obligations hereunder. Each receiving Party will treat Confidential Information provided by the other Party with the same degree of care as if it were the receiving Party’s own confidential information (but under no circumstances less than reasonable care). The receiving Party may disclose the Confidential Information provided by the other Party with the same degree of care as if it were the receiving Party’s own confidential information (but under no circumstances less than reasonable care). The receiving Party may disclose the Confidential Information of the disclosing Party to its Affiliates, and their respective directors, officers, employees, subcontractors, sub-Purchasers, consultants, attorneys, accounts, banks, acquirers and investors (collectively, “Recipients”) who have a need-to-know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

8.3.	Exceptions.

8.3.1. The obligations under this Section 8 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)	was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party other than under obligations of confidentiality;

(c)	is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching an confidentiality obligation to the disclosing Party; or

(d)	is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use of access to the Confidential Information.

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8.3.2.	The restrictions set forth in this Section 8 shall not prohibit the receiving Party from disclosing or using (as specified below) any Confidential Information of the disclosing Party (i) that receiving Party is required to disclose under Applicable Laws, a court order or other governmental order, or the rules and regulations of the Securities and Exchange Commission (“SEC”) or any national securities exchange, (ii) that the receiving Party needs to disclose or use to file, prosecute or enforce any Patent Rights under Sections 6 and 7, or (iii) that PURCHASER, as receiving Party, needs to disclose or use for purposes of obtaining or maintaining Regulatory Approval of Products provided that the receiving Party (a) as to subsection (i), provides the disclosing Party at least [30 days] prior written notice of such disclosure (and the right to review and comment on the proposed disclosure), to the extent practicable, (b) as to subsection (i), affords the disclosing Party as opportunity to oppose or limit, or secure confidential treatment for such required disclosure or, for submissions or disclosures required by the SEC or national securities exchange, itself uses reasonable efforts to secure confidential treatment for such required disclosure, (c) as to subsection (i) discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel and (d) as to subsection (ii) and (iii), the receiving Party provides reasonable advance notice to the other Party where reasonably practicable and discloses only that portion of the Confidential Information that it is reasonably necessary to disclose for such purpose.

8.3.3.	In the event that SELLER wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments and Royalties payable hereunder, SELLER may disclose to a Third Party Confidential Information of PURCHASER in connection with any such proposed assignment, pledge or transfer, provided that SELLER shall hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. To the extent that any such assignment would affect PURCHASER’s performance of its obligations hereunder, SELLER shall notify PURCHASER promptly if it enters into any agreement under which it has assigned its rights to receive some or all of the Milestone Payments and Royalties payable hereunder.

8.4.	Right to Injunctive Relief. Each Party agrees that breaches of this Section 8 may cause irreparable harm to the disclosing Party and may entitle the disclosing Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

8.5.	Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy, delete, or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except for one copy which may be retained in its confidential files for archive purposes.
8.6.	Specific Procedures in Regard to Financing. Any disclosure made by PURCHASER to prospective investors or others in connection with the financing PURCHASER expects to complete in order to satisfy the Financing Condition shall be made only pursuant to Confidentiality and Non-Disclosure Agreements or other arrangements in form and substance satisfactory to SELLER.
9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Execution Date (and form and after the Closing, as of the Closing Date, subject to Section 2.2.2 and 2.2.3) that:

9.1.1.	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

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9.1.2.	it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

9.1.3.	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

9.1.4.	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
9.1.5.	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligation hereunder; or (iii) violate any Applicable Law.

9.2.	Representations and Warranties by SELLER. SELLER represents and warrants to PURCHASER as of the Execution Date (and from and after the Closing, as of the Closing Date, subject to Section 2.2.2 and 2.2.3) that:

9.2.1.	to its Knowledge, the Use of an Existing Product in the form existing as of the Execution Date within the Territory will not infringe, misappropriate or otherwise violate the Intellectual Property Rights of a Third Party;

9.2.2.	to its Knowledge, the Use of an Existing Product on or prior to the Execution Date did not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Third Party;

9.2.3.	to its Knowledge, no Third Party is or was infringing, misappropriating or otherwise violating the Licensed Technology within the Territory;

9.2.4.	to is Knowledge, no Third Parties have any right, title or interest in or to any Patent Right existing as of the Execution Date that claims an Existing Product, or the use or manufacture thereof, other thanMGH;

9.2.5.	SELLER has not received any advance notices with respect to any material aspect of an Existing Product that could reasonably be deemed to adversely affect the sales thereof; and
9.2.6.	SELLER is not a party to any litigation in which any Third Party has alleged that the Use of an Existing Product within the Territory infringes, misappropriates or otherwise violates the Intellectual Property Rights of such Third Party.

9.3.	Representations, Warranties and Covenants by PURCHASER and Covenants of SELLER

9.3.1.	PURCHASER represents warrants and covenants to SELLER that, to the extent material the Products, it shall, and shall ensure all Third Parties that it engages with respect to activities directed to the Products shall; comply in all material respects with all Applicable Laws with respect to its activities and the performance of its obligations hereunder.
9.3.2.	Without limiting the generality of Section 9.3.1, PURCHASER shall comply with the U.S. Foreign Corrupt Practices Act of 1977 (as modified or amended) PURCHASER represents, warrants and covenants that it has not and will not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence any Government Official.

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9.3.3.	PURCHASER covenants that it will not utilize, in conducting Development or Commercialization of Product, any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment actions pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335).

9.3.4.	PURCHASER covenants that all employees, officers, contractors, and consultants of PURCHASER or its Affiliates working under this Agreement shall execute agreements requiring assignment to PURCHASER of all right, title and interest in and to their inventions and discoveries invented or otherwise discovered or generated during the course of and as a result of their association with PURCHASER, whether or not patentable, if any, to PURCHASER as the sole owner thereof.

9.3.5.	SELLER shall conduct all Trial Completion Activities or activities under the Transition Plan in material compliance with all Applicable Laws and shall not, to its Knowledge, utilize any person or entity to perform and such activities that has been or is debarred by FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335).

9.4.	No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PRATICULAR PURPOSE. ANY INFORMATION PROVIDED BY SELLER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS, REGULATIONS OR APPLICABLE LAW OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.
10.	INDEMNIFICATION

10.1.	Indemnification by PURCHASER. From and after the Closing, PURCHASER agrees to indemnify, hold harmless and defend SELLER and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “SELLER lndemnitees”), from and against any Claims to the extent arising or resulting from: (a) the Development, Commercialization and other Use of Products by PURCHASER, its Affiliates, subcontractors or sub-Purchasers, (b) PURCHASER’s, its Affiliates’, subcontractors’ and sub-Purchasers’ performance of Trial Completion Activities or activities under the Transition Plan, (c) the gross negligence of wrongful intentional acts or omissions of PURCHASER, its Affiliates, subcontractors or sub-Purchasers, (d) breach by PURCHASER of any representation, warranty, obligation or covenant as set forth in this Agreement, (e) breach by PURCHASER of the scope of the license set forth in Section 2.1. As used herein, “Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).
10.2.	Indemnification by SELLER. From and after the Closing, SELLER agrees to indemnify, hold harmless and defend PURCHASER and its Affiliates and sub-Purchaser, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “PURCHASER lndemnitees”), from and against any Claims to the extent arising or resulting from (a) the Development of Products by SELLER, its Affiliates, subcontractors or sub-Purchasers prior to the Closing Date, (b) the gross negligence or wrongful intentional acts or omissions of SELLER, its Affiliates, or subcontractors, or (c) breach by SELLER of any representation, warranty, obligation or covenant as set forth in this Agreement.

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10.3.

Indemnification Procedure. In connection with any Claim for which a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party shall: (a) give the Indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Claim only if the’ Indemnifying Party confirms in writing that it is liable to indemnify the SELLER Indernnitees or the PURCHASER Indemnitees, as applicable, in connection with the relevant matter and provides reasonable substantiation that the Indemnifying Party has the financial resources to pay for the defense and settlement of the Claim (including any settlement of the Claim (including any settlement thereof or judgment thereon); provided, however, that the Indemnifying Party may not settle the Claim without the indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed, in the event such settlement materially adversely impacts the indemnified Party’s rights or obligations. Further, the Indemnified Party shall have the right to participate (but not control) and he represented in any suit or action by advisory council of its selection and at its own expense.

11.	LIMITATION OF LIABILITY

11.1.	No Consequential Damage. EXCEPT FOR A BREACH OF SECTION 2.1 OR SECTION 8 OR OBLIGATIONS ARISING UNDER SECTION 10, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

12.	TERM; TERMINATION

12.1.	Term: The term of this Agreement shall commence as of the Execution Date and unless earlier terminated as expressly provided herein, shall expire upon the last-to-expire Royalty Term.

12.2.	Termination by PURCHASER

12.2.1.    Termination at Will. PURCHASER may, provided that PURCHASER is not then in material breach of this Agreement, terminate this Agreement in its entirety at will, in its sole discretion, at any time on or after the date that is eighteen (18) months after the Closing Date or not less than one hundred eight (180) days prior written notice to SELLER.

12.2.2.     Termination for Safety Concerns, PURCHASER may terminate this Agreement in its entirety on not less than sixty (60) days prior written notice to SELLER if PURCHASER has evidence of safety issues on the basis of which a reasonable investigator would conclude that such issues will prevent the successful Development and Commercialization of Products hereunder. PURCHASER shall provide such evidence to SELLER together with such notice and shall discuss such evidence at reasonably requested by SELLER.

12.2.3.     Termination Generally. This Agreement may not be terminated by PURCHASER under this Section 12.2 on a Compound-by-Compound, or country-by-country or other partial basis.

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12.3.	Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party breaches any of its material obligations hereunder and fails to cure such breach within thirty (30) days of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such thirty (30) day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as in reasonable to cure such breach, but in no event will such additional period exceed sixty (60) days unless otherwise agreed in writing by the Parties. Any termination by a Party under this Section 13.3 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. For the avoidance of doubt, LECENSEE’s failure to use Commercially Reasonable Efforts to Develop and Commercialize Products in each Major Market Country shall constitute a breach of a material obligation by PURCHASER under this Agreement.

12.4.	Termination for a Bankruptcy Event. SELLER shall have the right to terminate this Agreement by written notice to PURCHASER in the event of a Bankruptcy Event. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against PURCHASER under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statues of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by PURCHASER of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of PURCHASER not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of PURCHASER’s assets, or (e) any corporate action taken by the board of directors of PURCHASER in furtherance of any of the foregoing actions.
12.5.	Termination for Closing Failure. This Agreement shall terminate as set forth in Section 2.7.1.

12.6.	Effect of Termination or Expiration

12.6.1.     Upon termination or expiration of this Agreement, PURCHASER shall pay to SELLER all amounts due to SELLER as of the effective date of termination or expiration within thirty (30) days following the effective date of termination or expiration.

12.6.2.     Upon expiration of this Agreement pursuant to Section 12.1. SELLER hereby grants to PURCHASER a royalty-free right and license to use the Know-How for the purpose of the Development and Commercialization of Compounds and Products within the Territory.

12.6.3.     Upon termination of this Agreement, PURCHASER shall have the right to sell its remaining inventory of Products following the termination of this Agreement so long as PURCHASER has fully paid, and contuse to fully pay when due, any and all Royalties and Milestone Payments owed to SELLER, and PURCHASER otherwise is not in material breach of this Agreement.

12.6.4.     Subject to Section 12.5.3, upon termination of this Agreement all licenses granted by SELLER to PURCHASER shall terminate.

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12.6.5.     With the exception of termination of this Agreement by PURCHASER pursuant to Section 12.3, upon termination of this Agreement:

(a)	PURCHASER hereby grants to SELLER a worldwide, transferable, perpetual and irrevocable license, with the right to sublicense, under any Intellectual Property Rights Controlled by PURCHASER claiming Inventions that are necessary to reasonably useful for the Development, Commercialization or other Use of products as they exist at the time of such termination of this Agreement, including without limitation, any and all Developed IP (as defined in Section 6.3), to Develop, Commercialize and otherwise Use the Products.

(b)	To the extent permitted by applicable Regulatory Authorities and requested by SELLER, PURCHASER shall: (i) transfer to SELLER all Regulatory Filings and Regulatory Approvals held by PURCHASER with respect to Products, and (ii) to the extent subsection (i) is not permitted by the applicable Regulatory Authority, permit SELLER, to cross-reference and rely upon any Regulatory Approvals and Regulatory Filings filed by PURCHASER with respect to Products.

(c)	PURCHASER, if requested in writing by SELLER, shall provide any and all (i) material’ correspondence with the relevant patent office’s pertaining to the PURCHASER’s prosecution of the Patent Rights to the extent not previously provided to SELLER during the course of the Agreement and (ii) a report detailing the status of all Patent Rights at the time of termination or expiration.

(d)	PURCHASER hereby grants to SELLER a worldwide, transferable, sub-licensable, perpetual and irrevocable license to use the Trademarks specifically identifying each Product, excluding for clarity all Trademarks also used in connection with PURCHASER’s business other than with respect to Product, for the purpose of manufacturing, marketing, distributing, selling, and otherwise Developing and Commercializing, such Products. As used herein, “Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

(e)	At SELLER’s option on a stand-by-study basis for any study then on-going, and to the extent permitted under applicable agreements, PURCHASER will take such actions as SELLER may reasonably request, at SELLER’s expense, to allow SELLER or its CRO to complete the applicable study and to assign all related Regulatory Filings and Regulatory Approvals and investigator and other agreements relating to such study to SELLER. PURCHASER shall, at SELLER’s request (to be made within thirty (30) days after the effective date of termination of this Agreement), (i) transfer to SELLER or its Affiliate or designee all Inventory then owned and possessed by PURCHASER provided that SELLER shall reimburse PURCHASER’s direct costs thereof, and (ii) assign to SELLER or its Affiliate or designee any agreements with Third Parties with respect to the Development or Commercialization of Products to the extent permitted under the terms of such agreements. As used herein, “Inventory” means all Products and components and works in process produced by or on behalf of PURCHASER with respect to the manufacture of Products.
12.7.	Survival. Any expiration or termination of this Agreement shall not preclude the termination of this Agreement shall not preclude the terminating Party from exercising any other of those remedies to which it may be entitle under this Agreement or Applicable Law, or terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 5, 6.1, 6.2, 6.4., 8, 9.4, IO (as to claims arising with respect to activities occurring during the term of this Agreement), 11, 12.6, 12.7, 13.2, 14, 15, 16.2-16.8, and 16.10-16.15 shall survive expiration or termination of this Agreement.

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13.	PUBLICITY AND PUBLICATIONS

13.1.	Publicity.

13.1.1.	Subject to SELLER’s rights pursuant to Section 12.6.5(d) and except as expressly permitted in Section 13.1.2, neither Party (nor any of its Affiliates or Agents) shall use the Trademarks of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

13.1.2.	Each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, provided however, that (a) on the Closing Date, SELLER at its option will, and PURCHASER will, each issue a global press release (collectively, the “Global Press Releases”), (b) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or the rules and regulations of the SEC or any national securities exchange so long as the disclosing Party provides the other Party at least [7] days prior written notice (and the right to review and comment on the proposed disclosure) to the extent practicable, and only discloses information to the extent required by Applicable Laws or the rules and regulations of the SEC or national securities exchange, as set forth in Section 8.3. The content of the Global Press Releases shall be reasonably agreed-upon by the Parties prior to the Closing date and shall describe PURCHASER’s proposed development plan for Products.

13.2.	Publications. PURCHASER acknowledges that SELLER personnel may desire to publish in scientific journals or present at scientific conferences scientific, pre-clinical or clinical data derived from research and development related to the Compounds that was conducted by SELLER prior to the Closing Date. SELLER acknowledges that PURCHASER personnel may desire to publish in scientific journals or present at scientific conferences results of PURCHASER’s Development activities hereunder. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. Accordingly, from and after the Closing Date, no such publication will be submitted and no such presentation shall be made without the prior written consent of the other Party. Any such publication or presentation shall be submitted in writing to the other Party for review by the other Party reasonably in advance of the proposed publication or presentation date. The reviewing Party will reasonably consider such publication or presentation request, but shall not be obligated to consent thereto, and such reviewing Party shall provide its consent to or denial of such request within thirty (3) days of its receipt of such proposed publication or presentation. The Parties will reasonably agree upon appropriate authorship of any publication to which the other party consents. In addition, from and after the Closing Date, if any SELLER publications resulting from research which SELLER exercises the SELLER Retained Rights under Section 2.3 mentions the Neratinib Compound, SELLER will notify PURCHASER in advance of publication and provide PURCHASER the opportunity to comment on such publication. The Parties will discuss their publication plans at Transition Committee meetings.

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14.	LICENSE INSURANCE

14.1.	Insurance Requirements. PURCHASER will maintain at all times during the term of this Agreement and until the later of: (a) [30) day after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale of use of the Product have expired, commercial general liability insurance from a minimum “A-” AM Bests rated insurance company, including contractual liability and product liability, if applicable, with coverage limits of not less than $5,000,000 in the aggregate. PURCHASER has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on PURCHASER’s liability hereunder. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to the SELLER indemnitees. Any deductibles for such insurance shall be assumed by PURCHASER.

14.2.	Policy Notification. PURCHASER shall provide SELLER with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) promptly following execution by both Parties of this Agreement, and (b) prior to expiration of any one type of coverage. PURCHASER shall provide to SELLER at least (60) days written notice prior to cancellation, termination or any change to restrict the coverage or reduce the limits afforded; provided that no such notice shall be required if PURCHASER does or will have other or additional coverage in place prior to such cancellation, termination or change that results in PURCHASER having overall insurance coverage that complies with Section 14.1.

15.	DISPUTE RESOLUTION

15.1.	General. Except for disputes for which injunctive or other equitable relief is sought to prevent the unauthorized use or disclosure of proprietary materials or information or prevent the infringement or misappropriation of a Party’s Intellectual Property Rights, the following procedures shall be sued to resolve any dispute arising out of or in connection with this Agreement.

15.2.	Dispute Escalation. Promptly after the written request of either Party, each of the Parties shall appoint a designated representative to meet in person or by telephone to attempt in good faith to resolve any dispute. If the designated representatives do not resolve the dispute within 3 months from the date of such request, then the CEO of PURCHASER and the President of SELLER (collectively, the “DR Executives”) shall meet in person or by telephone to review and attempt to resolve the dispute in good faith. The DR Executives shall have 3 additional months (except as provided in Section 16.4) to attempt to resolve the dispute.

15.3	Pursuit of Claims. With respect to any dispute that is not resolved by the Parties as set forth above, except as expressly set forth in Section 15.4 and Section 15.5, each Party may pursue claims it has under applicable law, which may include filing suit in courts of competent jurisdiction.

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16.	GENERAL PROVISIONS

16.1.	Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) SELLER, may assign to a Third Party its rights to receive some or all of the Milestone Payments and Royalties payable hereunder, provided that doing so does not adversely affect in any material respect the payment or other obligations of PURCHASER hereunder; (b) each Party may assign its rights and obligations under this Agreement to one or more of its Affiliates without the consent of the other Party, provided that such assignment does not increase materially the other Party’s payment obligations (including without limitation such other Party’s tax payment obligations)’ and (c) either Party may assign this Agreement to the successor entity in the event it undergoes a Change in Control. As used herein, “Change in Control” means the acquisition of a Party by a Third Party or the sale of all or substantially all of its business to which this Agreement relates. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

16.2.	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the parties under this Agreement.

16.3.	Governing Law; Exclusive Jurisdiction.

16.3.1.     This Agreement shall be governed by and construed under the laws in effect in the State of California, US, without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce contrary result.

16.3.2.     for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party. Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award, or the pursuit of injunctive or other equitable relief described in Section 15.1.

16.4.	Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligation under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for [60] days, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

16.5.	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

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16.6.	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between SELLER and PURCHASER, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

16.7.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successor and permitted assigns.

16.8	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax number as a Party may designate by written notice):

If to SELLER:

Elite Beverage International, Inc.

970 N. Tustin Ave., Suite 100

Anaheim, CA 92612

Attention: Steve Rice, COO

If to PURCHASER:

Stellar Spirits and Wines, Inc.

53 Georgetown

Irvine, CA 92612

Attention: Luis Cota, CEO

16.9.	Further Assurances. PURCHASER and SELLER hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

16.10.	No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provisions contained herein or contemplated hereby.

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16.11.	Entire Agreement; Confidentiality Agreement.

(a)	This Agreement, together with its Schedules, set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties either respect to such subject matter, including, without limitation, that certain Confidentiality Agreement by and between the Parties, dated as of January 1, 2023 (the “CDA”). The Parties acknowledge and agree that, as of the Execution Date, all Confidential Information (as defined in the CDA) disclosed by SELLER or its Affiliates pursuant to the CDA shall be considered SELLER’s Confidential Information and subject to the terms set forth in this Agreement.

(b)	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

16.12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.13.	Cumulative Remedies. Unless otherwise expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable law.

16.14.	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.15.	Construction. For purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa as the context requires; (b) the words “including” and “include” shall mean “including, without limitation,: unless otherwise specified; (c) the terms “hereof,” “herewith,”, and “hereunder,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (d) all references to “Section”, “Schedule” and “Exhibit,” unless otherwise specified, are intended to refer to a Section, Schedule or Exhibit of or to this Agreement.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representative as of the Execution Date.

STELLAR SPIRIT AND WINES, INC.		ELITE BEVERAGE INTERNATIONAL, INC.

By:	/s/ Luis Cota	By:	/s/ Steve Rice

Name:	Luis Cota	Name:	Steve Rice
Title:	CEO	Title:	COO

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